Dewey Ballantine LLP
                           1301 Avenue of the Americas
                            New York, New York 10019





                                                               June 25, 1999








Consolidated Edison Company of
  New York, Inc.
4 Irving Place
New York, New York 10003

            Re:  Registration Statement on Form S-3

Dear Sirs:

            We have acted as special tax counsel to Consolidated Edison Company of New York, Inc. (the "Company") in connection with the issuance of $275 million aggregate principal amount of the Company's 7.35% Public Income Notes (7.35% Debentures, Series 1999 A) due 2039 ("PINES"). We have participated in the preparation of the Registration Statement on Form S-3 relating to the Company's debt securities (No. 333-45745), which was declared effective on February 11, 1998, and the Prospectus Supplement, dated today, relating to the PINES. The PINES will be issued pursuant to the Indenture, dated as of December 1, 1990, between the Company and the Chase Manhattan Bank, as Trustee, as amended and supplemented by the First Supplemental Indenture, dated as of March 6, 1996, in the form filed as an exhibit to the Registration Statement.

            On the basis and subject to the accuracy of the statements contained in the materials referred to above, and our consideration of such other matters as we have deemed necessary, it is our opinion that under current law the material federal income tax consequences to holders of PINES will be as described under the heading "Material Federal Income Tax Consequences" in the Prospectus Supplement constituting part of the Registration Statement. You have not requested, and we do not express, an opinion concerning any other tax consequences of the issuance of the PINES. This opinion is not to be used, circulated, quoted or otherwise referred to for any purpose without our express written permission.

            We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the references to our firm in the section captioned "Material Federal Income Tax Consequences" in the Prospectus Supplement constituting part of the Registration Statement. In giving the foregoing consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.


                                    Very truly yours,



                                    /s/ Dewey Ballantine LLP